Exhibit 3.5

Form 540 Prescribed by: Jon Husted Ohio Secretary of State Central Ohio: (614) 488-3910 Toll Free: (877) SOS-FILE (767-3453) www OhioSecretaryofState gov Busserv@OhioSecretaryofState gov Makes: checks payable to Ohio Secretary of State Mail this form to one of the following:

Regular Filing (non expedite) P.O Box 1329 Columbus, OH 43216 Expedite Filing (Two-business day processing time requires an additional $100.00). P O. Box 1390 Columbus, OH 43216 Certificate of Amendment (For-Profit, Domestic Corporation) Filing Fee: $50 Check appropriate box: Amendment to existing Articles of Incorporation (125-AMDS) Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto Complete the following information: Name of Corporation AdCare Health Systems, Inc. Charter Number 801461 RECEIVED SECRETARY OF STATE 2012 NOV - 1 PM 12:25 CLIENT SERVICE CENTER Check one box below and provide information as required: The articles are hereby amended by the Incorporators Pursuant to Ohio Revised Code section 1701.70(A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have bean received. The articles are hereby amended by the Directors. Pursuant to Ohio Revised Code section 1701.70(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles. The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.) 1701.70(B)(1) The articles are hereby amended by the Shareholders pursuant to Ohio Revised Code section 1701 71. Form 540 Page 1 of 2 Last Revised: 3/16/12

A copy of the resolution of amendment is attached to this document. Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions. Required Must be signed by all Incorporators, if amended by Incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701 73(B) and (C). If authorized representative is an individual, then they must sign in the “signature” box and print their name in the “Print Name” box Signature /s/ Boyd P. Gentry By (if applicable) Boyd P. Gentry Print Name If authorized representative is a business entity, not an individual, then please print the business name in the “signature” box, an authorized representative of the business entity must sign in the “By” box and print their name in the “Print Name” box Signature By (if applicable) Print Name Form 540 Page 2 of 2 Last Revised: 3/16/12

ADCARE HEALTH SYSTEMS, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS, NUMBER OF SHARES

AND PREFERENCES

10.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

(Pursuant to Section 1701.70 of the General Corporation Law of the State of Ohio)

The undersigned Chief Executive Officer and President of ADCARE HEALTH SYSTEMS, INC., an Ohio corporation (the “Corporation”), hereby certifies that, pursuant to authority granted to and vested in the Corporation’s board of directors (the “Board of Directors”) by the provisions of the Corporation’s Articles of Incorporation and in accordance with the provisions of Section 1701.70 of the Revised Code of Ohio (the “ORC”), the Board of Directors has duly adopted the following resolution creating the Series A Cumulative Redeemable Preferred Shares out of the 30,000,000 shares authorized to be issued by the Corporation (29,000,000 of which are common and 1,000,000 of which are serial preferred):

RESOLVED, that pursuant to the authority vested in the Board of Directors by Article Fourth of the Corporation’s Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 1,000,000 shares of authorized but unissued shares of the Serial Preferred of the Corporation, such series to be designated 10.875% Series A Cumulative Redeemable Preferred Shares, to consist of 750,000 shares, no par value per share, of which the rights, preferences and privileges, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation’s Articles of Incorporation) as follows:

Section 1.                                           Number of Shares and Designation. This series of preferred stock shall be designated as Series A Cumulative Redeemable Preferred Shares, no par value per share (the “Series A Preferred Shares”), and the number of shares that shall constitute such series shall be 750,000.

Section 2.                                           Definitions. For purposes of the Series A Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Agent Members” shall have the meaning set forth in Section 12.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (e) of Section 5 as the Call Date.

“Certificate” shall mean this Certificate of Designations of Rights, Number of Shares and Preferences of the Series A Preferred Shares.

A “Change of Control” is deemed to occur when, after the Issue Date, the following have occurred and are continuing:

(a)                                         the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b)                                         following the closing of any acquisition described in subparagraph (a) above, neither the Corporation nor the acquiring entity has a class of common securities (or American depositary receipts representing such securities) subject to a National Market Listing.

“Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

“Correction Event” shall mean: (a) with respect to any Delisting Event, that the Series A Preferred Shares are once again listed or quoted pursuant to a National Market Listing; and (b) with respect to any Dividend Default, the second consecutive Dividend Payment Date following such time as the Corporation has paid all accumulated and unpaid dividends on the Series A Preferred Shares in full in cash (or declared such dividends and set apart for payment).

“Delisting Event” shall have the meaning set forth in paragraph (c) of Section 3.

“Depositary” shall have the meaning set forth in Section 12.

“Dividend Default” shall have the meaning set forth in paragraph (b) of Section 3.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include December 31, 2012); provided, however, that any Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 5 shall end on and exclude the Call Date only with respect to the Series A Preferred Shares being redeemed).

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Shares, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3.

“Event” shall have the meaning set forth in paragraph (e) of Section 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Global Preferred Shares” shall have the meaning set forth in Section 12.

“Issue Date” shall mean the date of issuance of the Series A Preferred Shares issued in connection with the Corporation’s initial public offering of the Series A Preferred Shares.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 6.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange LLC, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.

“ORC” shall have the meaning set forth in the preamble.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 6.

“Penalty Event” shall mean each of a Dividend Default and a Delisting Event.

“Penalty Rate” shall mean 12.875% per annum (equivalent to $3.2187 per annum per share.)

“Preferred Shares” shall mean the shares of Serial Preferred, no par value, of the Corporation.

“SEC” shall have the meaning set forth in Section 8.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 6.

“Series A Preferred Shares” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Stated Rate” shall mean 10.875% per annum (equivalent to $2.7187 per annum per share).

“Transfer Agent” means Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

Section 3.                                           Dividends.

Holders of issued and outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $25.00 per share stated liquidation preference of the Series A Preferred Shares. Except as otherwise provided in paragraphs (b) and (c) of Section 3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate on each issued and outstanding share of the Series A Preferred Shares on a daily basis from (but excluding) the original date of issuance of such share and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series A Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(a)                                 If the Corporation fails to pay cash dividends on the Series A Preferred Shares in full for any four consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:

(i)                                     the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;

(ii)                                  until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series A Preferred Shares will have the voting rights described below in Section 7; and

following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Corporation subsequently fails to pay cash dividends on the Series A Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.

(b)                                 Once the Series A Preferred Shares become initially eligible for National Market Listing, if the Corporation fails to maintain a National Market Listing for the Series A Preferred Shares for 180 consecutive days or longer (such event, a “Delisting Event”), then:

(i)                                     the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Delisting Event and continuing until a Correction Event occurs, and on the date such Correction Event occurs, the Dividend Rate shall revert to the Stated Rate;

(ii)                                  until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (c), the holders of Series A Preferred Shares will have the voting rights described below in Section 7; and

following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if the Series A Preferred Shares subsequently cease to be subject to a National Market Listing, such event shall constitute a separate Delisting Event, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (c) shall immediately apply until such time as a Correction Event occurs with respect to such Delisting Event.

(c)                                  No dividend on the Series A Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the ORC or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Shares shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series A Preferred Shares, as the case may be.

(d)                                 Except as provided in the next sentence, if any Series A Preferred Shares are outstanding, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series A Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series A Preferred Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series A Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Shares which may be in arrears, whether at the Stated Rate or at the Penalty Rate.

(e)                                  Except as provided in paragraph (e) of Section 3, unless all accumulated accrued and unpaid dividends on the Series A Preferred Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series A Preferred Shares, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, dissolution or winding up) may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(f)                                   Holders of Series A Preferred Shares shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Shares as described in Section 3. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4.                                           Liquidation Preference.

(a)                                 Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Shares shall be entitled to receive an amount of cash equal to $25.00 per Series A Preferred Share plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of Section 4, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)                                 Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

Section 5.                                           Redemption.

(a)                                 The Corporation shall not redeem the Series A Preferred Shares prior to December 1, 2017, except that the Corporation is required to redeem the Series A Preferred Shares in accordance with paragraph (b) of Section 5. On and after December 1, 2017, the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (e) of Section 5, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 5), without interest.  If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b)                                 If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series A Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 5), without interest.

(c)                                  With respect to a redemption pursuant to paragraph (a) of Section 5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series A Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Shares or such Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series A Preferred Shares and such Parity Shares. Also with respect to a redemption pursuant to paragraph (a) of Section 5, unless all accumulated accrued and unpaid dividends on all Series A Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or such Parity Shares (except by conversion into or exchange for Junior Shares and Parity Shares).

(d)                                 From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 5), all dividends will cease to accumulate on the Series A Preferred Shares called for redemption pursuant to Section 5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (g) of Section 5).

(e)                                  Notice of the redemption of any Series A Preferred Shares pursuant to Section 5 shall be mailed by first class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books: (i) for a redemption pursuant to paragraph (a) of Section 5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 5, not later than 20 days following the date on which a Change of Control occurs. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 5, the number of Series A Preferred Shares to be redeemed; (3) the redemption price of $25.00 per Series A Preferred Share plus accumulated accrued and unpaid dividends through, but excluding, the Call Date; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 12, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading.  In the case of a redemption pursuant to paragraph (a) of Section 5 in which fewer than all of the outstanding Series A Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (e) of Section 5 shall also specify the number of Series A Preferred Shares to be redeemed from each holder thereof.

(f)                                   The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 5, in trust for the holders of the Series A Preferred Shares so called for redemption pursuant to Section 5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption, in which case the notice to holders of the Series A Preferred Shares will (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 12, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the

Call Date). No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(g)                                  On or after the Call Date, each holder of Series A Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 12, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series A Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Shares as the owner thereof, and each surrendered certificate will be canceled.  All Series A Preferred Shares redeemed by the Corporation pursuant to Section 5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

(h)                                 If the Corporation redeems any of the Series A Preferred Shares pursuant to Section 5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

Section 6.                                           Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a)                                 prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);

(b)                                 on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c)                                  junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

Section 7.                                           Voting Rights.

(a)                                 Holders of the Series A Preferred Shares will not have any voting rights, except as set forth in Section 7 or as otherwise required by the ORC or other applicable law. On each matter on which holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and the shares of each such other class or series shall have one vote for each $25.00 of liquidation preference (excluding accumulated and unpaid dividends).

(b)                                 Upon the occurrence of a Penalty Event, the number of directors constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and with which the Series A Preferred Shares are entitled to vote as a class with respect to the election of those two directors), and the holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding Series A Preferred Shares or by the holders of any other class or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until a Correction Event has occurred with respect to each Penalty Event then continuing.  On the date a Correction Event occurs, the rights of holders of the Series A Preferred Shares to elect any directors will cease and, unless there are other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Shares shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.  In no event shall the holders of the Series A Preferred Shares be entitled pursuant to the voting rights under this paragraph (b) of Section 7 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Market Listing pursuant to which any class or series of the stock of the Corporation is listed or quoted.  For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Shares (voting together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of such directors) pursuant to the voting rights under this paragraph (b) of Section 7 exceed two.

(c)                                  If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series A Preferred Shares (or holders of other series or classes of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable) as described in paragraph (b) of Section 7, then the holders of record of at least 25% of the outstanding Series A Preferred Shares may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to paragraphs (b) and (c) of Section 7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(d)                                 If, at any time when the voting rights conferred upon the Series A Preferred Shares pursuant to paragraph (b) of Section 7 are exercisable, any vacancy in the office of a director elected pursuant to paragraph (b) of Section 7 or this paragraph (d) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 7. Any director elected or appointed pursuant to paragraph (b) of Section 7 or this paragraph (d) may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Shares and any other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to paragraph (b) of Section 7, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Shares and any such other classes or series of stock the Corporation may issue, and may not be removed by the holders of the Common Shares.

(e)                                  So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation’s Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares (although, in accordance with paragraph (b) of Section 5, the Corporation would be required to redeem the Series A Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series A Preferred Shares), or the creation or issuance of any additional Common Shares or Series A Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Parity Shares or Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series A Preferred Shares.

(f)                                   The voting rights provided for in Section 7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Shares would otherwise be required pursuant to Section 7 shall be effected, all outstanding shares of Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to paragraph (f) of Section 5.

(g)                                  Except as expressly stated in Section 7 or as may be required by the ORC or other applicable law, the Series A Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

Section 8.                                           Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Shares are outstanding, the Corporation will use its best efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Shares. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 9.                                           Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary,

Section 10.                                    Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 11.                                    Conversion. The Series A Preferred Shares shall not be, pursuant to the terms hereof, convertible into or exchangeable for any stock or other securities or property of the Corporation.

Section 12.                                    Book Entry. The Series A Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series A Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by Boyd P. Gentry its Chief Executive Officer and President as of this 1st day of November, 2012.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Boyd P. Gentry

Title: Chief Executive Officer and President